Exhibit 10.1
THIS AGREEMENT is made on June 30, 2008
BETWEEN
UNILIFE MEDICAL SOLUTIONS LIMITED ABN 14 008 071 403, a corporation existing and organized under the laws of Australia, having its registered office at Level 5, 35 Clarence Street, Sydney, New South Wales 2000, Australia, represented by Mr Alan Shortall, Director and Chief Executive Officer, (hereafter referred to as “UNILIFE”)
AND
SANOFl WINTHROP INDUSTRIE, a company existing and organized under the laws of France, having its registered office at 20, avenue Raymond Aron, 92160 Antony, France, represented by Mr Gilles Lhemould, Chairman and Chief Executive Officer, and Mr Gérard Touratier, Chief Financial Officer, (hereafter referred to as “SWIND”), acting on its behalf and on behalf of its Affiliates, and in particular AVENTIS PHARMA S.A.
UNILIFE MEDICAL SOLUTIONS LIMITED and SANOFl WINTHROP INDUSTRIE may hereinafter collectively be referred to as, the “Parties” or individually as, the “Party,”
RECITALS
AVENTIS PHARMA SA, and UNILIFE have signed on respectively November 20th 2006 for AVENTIS PHARMA SA, and December 11, 2006, for UNILIFE a Memorandum of Understanding (“MOU”) in order to allow AVENTIS PHARMA SA to evaluate certain ready to fill prototype syringes based on/using UNILIFE’s safety syringe technology with a view to using the Ready to Fill Product Range utilizing this technology for its pharmaceutical specialties, and have established in said MOU the principles of the first step of a collaborative technical arrangement in relation to the Ready to Fill Product Range on an exclusive basis.
The Parties have completed the technical Evaluation of the UNILIFE Ready to Fill Syringes prototypes provided by UNILIFE to SWIND respectively on 30th march 2008 , and May 5th 2008, and given the results of such Evaluation wish to carry on discussions for the industrialization and production of Ready to Fill Syringes by UNILIFE on an exclusive basis to SWIND’s benefit, and to set forth the main terms of their willingness to find an agreement regarding said potential industrialization and production.
The Parties wish in consequence to conclude the present Agreement for allowing SWIND exclusive access to the UNILIFE Ready to Fill Syringe safety syringe technology (RTFS) for use in/for RTFS Market under the conditions herein defined, and defining the following steps of their intended collaboration, and in particular the negotiation and settlement of the final provisions of an agreement for the industrial scaling up of the Product (“Industrialisation Agreement”) intended to be concluded no later than the end of December 2008.
NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS;
Article i — Definitions and Interpretation
In this agreement the following words and expressions have the following meanings:

“Affiliate”	shall mean, with respect to either Party, any corporation, partnership or other entity controlled by, controlling or under common control with, such Party, with “control” meaning direct or indirect beneficial ownership of more than 50% of the voting power of, or more than 50% ownership interest in, such corporation, partnership or other entity.

“UNILIFE Intellectual Property”	shall mean the Patents, Patent Rights and Product Know How.

“Industrialization”	shall mean, the finalising of the RTFS design in collaboration with SWIND and its Affiliates to ensure that it meets all necessary requirements for drug compatibility, filling processes and other requirements as may be deemed necessary, including the development of the necessary processes required to produce the products on a commercial scale.

“Patents”	shall mean all international and national patent applications relating to the RTFS technology and, in particular, number WO2006108243, WO2006119570, WO2004/082747, WO2005/72081 and any Patent Rights arising out of or relating to such patents applications and relating to the RTFS.

“Patent Rights”	shall mean patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them of UNILIFE and includes any divisions, renewals, continuations, continuations-in part, extensions, reissues, substitutions, confirmations, registrations, revalidation or additions of or to them, as well as any supplementary protection certificate in respect of them, relating to the RTFS.

“Products”	shall mean the existing RTFS for use in/for the RTFS Market and any variation in sizes or functionality as may be developed by SWIND and/or UNILIFE under this Agreement for use in the RTFS Market.

“Product Know-How	shall mean unpatented technical and other information including but without prejudice to the generality of the foregoing ideas, concepts, inventions, discoveries, data, formulae, specifications procedures for experiments and tests and other protocols, processes, results of experimentation and testing, and assay protocols, relating directly or indirectly to the Products and known to UNILIFE from time to time, of which UNILIFE is the proprietor.

“RTFS”	shall mean UNILIFE’s Ready to Fill Syringe safety syringe with integrated auto and controlled retraction intended to be supplied to pharmaceutical companies as a drug delivery device or any parts thereof,

“RTFS Market”	shall mean the market for sterile syringe products for use for ready to fill or primary packaged drug delivery solutions.
In this Agreement:
unless the context otherwise requires, all references to a particular article or paragraph shall be a reference to that article or paragraph, in or to this Agreement as the same may be amended from time to time pursuant to this Agreement;
headings are inserted for convenience only and shall be ignored in construing this Agreement; unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;
unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;
reference to the words “include” or “including” are to be construed without limitation to the generality of the preceding words; and
reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.
Article 2 — Intellectual Property Licence
2.1 Subject to the terms of this Agreement, UNILIFE hereby grants to SWIND for the term of this Agreement an exclusive, royalty free worldwide licence of the UNILIFE Intellectual Property in order and solely to develop, in collaboration with UNILIFE or have developed in collaboration with UNILIFE, market, have marketed, use, commercialize, sell or otherwise dispose of and have sold or have otherwise disposed of the Products for use in/sale to the RTFS Market (“Exclusive Licence”).
For the avoidance of doubt, notwithstanding the Exclusive Licence granted to SWIND, UNILIFE shall not be precluded from using the UNILIFE Intellectual Property for the purpose of developing, manufacturing, licensing, selling or otherwise disposing of any products for use in/sale to any market other than the RTFS Market.
2.2 SWIND shall have the right to sub-licence to Affiliates and to third parties (“SWlND’s Sub-Licensees”) any of the rights granted hereunder to it without restriction, including the right to permits SWIND’S Sub-Licensees themselves to sub-licence.
2.3 UNILIFE shall not assign all or any of the UNILIFE Intellectual Property to a third party (whether an Affiliate or otherwise) without prior to such assignment (a) making such third party aware of the rights granted to SWIND hereunder and (b) obtaining such third party’s written agreement to take the same subject to the rights granted hereunder.

2.4 Should SWIND or SWIND’s Sub-Licensees wish to sub-licence its Exclusive Licence rights as outlined in Article 2.1 and Article 2.2 to a third party, SWIND will pay to UNILIFE a portion to be agreed upon of any fee received or arising from the result of such transaction. For the avoidance of doubt, the sublicence of its Exclusive Licence rights by SWIND to any of its Affiliates or a related party shall not give rise to any payment.
2.5 Subject to a successful completion of the different steps of the further intended collaboration between the Parties, as such collaboration is explained in Article 3 hereafter, UNILIFE retains the right to be the sole supplier, of the final Products to SWIND and its Affiliates on such terms as are to be agreed; however, subject to the prior written agreement of UNILIFE and under conditions to be discussed and agreed upon in good faith between the Parties, SWIND may be able to appoint additional or alternative suppliers of the Products.
Article 3 -Structure of the further intended collaboration
It is foreseen that the implementation of the intended collaboration between the Parties should require the Parties to enter into two successive agreements in relation to the Products: the Industrialisation Agreement, and under the condition precedent of, in particular, the successful completion of the Industrialisation Agreement, a Supply Agreement.
The present Agreement represents a strong commitment of both Parties to negotiate in good faith with a view to execute the Industrialisation Agreement within the timeframe reflected below.
On the date of execution of the present Agreement, the Parties have reached further agreement on certain elements of the Industrialisation Agreement which they consider as essential, though some pending issues will require further negotiations. The Parties wish therefore to express the current state of their respective commitments as follows:
• The Parties undertake to negotiate and expect to execute the Industrialisation Agreement by the end of December 2008.
• SWIND will bear the costs corresponding to the Industrialization and scaling up of the Product, as such Industrialization and scaling up will be defined in the Industrialisation Agreement. UNILIFE has provided SWIND with a first estimation of such costs at approximately 15 to 17 Million Euros. Such amount is provided on an indicative basis and will be subject to review and agreement between the Parties, it being understood that 17 Million Euros should nevertheless be considered as the maximum amount of the Industrialization costs to be borne by SWIND under the Industrialisation Agreement, subject to ascertaining the final Industrialization costs and further negotiations between the Parties,
Article 4 — Warranties, undertakings and Liabilities
4.1 UNILIFE warrants that to the best of its knowledge, the UNILIFE Intellectual Properly is valid, and that the marketing, sale or disposal of any Product falling within the scope of the UNILIFE Intellectual Property does not to the best of UNlLIFE’s knowledge infringe any third party intellectual property rights. UNILIFE shall promptly inform SWIND of any infringement, or improper or unlawful use of, or any change to the validity of the UNILIFE Intellectual Property.

4.2 Each Party (“Indemnifying Party”) shall indemnify and hold harmless the other Party (“Indemnified Party”) and its officers, employees and agents at all times in respect of any and all losses, damages, costs and expenses suffered or incurred as a result of any contractual, tortious or other claims or proceedings by third parties against Indemnified Party arising out of the Indemnifying Party’s breach of this Agreement, including breach of representations and warranties, violation of applicable law, negligence or willful misconduct.
4.3 Neither Party shall be liable to the other in contract torts negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other of an indirect or consequential nature, including any economic loss or other loss of turnover, profits, business or goodwill.
4.4 The terms of this Article 4 shall survive expiration or termination of this Agreement for whatever reason.
Article 5 — Confidentiality
5.1 Both Parties undertake and agree not to at any time for any reason whatsoever disclose or permit to be disclosed to any third party or otherwise make use of or permit to be made use of the Product Know How (other than duly authorised under the Agreement), any trade secrets or confidential information or materials relating to the business affairs or finances of the other or of any suppliers, agents, distributors, licensees or other customers of the other which comes into their possession pursuant to this Agreement.
5.2 The obligations of confidence referred to in this Article 5 shall not extend to any information which the receiving Party demonstrates:
5.2.1 is or shall become generally available to the public otherwise than by reason of a breach by the recipient Party of such information of the provisions of this Article 5;
5.2.2 is known to the recipient Party of such information and is at its free disposal prior to its receipt from the other;
5.2.3 is subsequently disclosed to the recipient Party without obligations of confidence by a third party owing no such obligation of confidentiality to the disclosing Party;
5.2.4 either Party may be required to disclose to a government agency for the purpose of any statutory, regulatory or similar legislative requirement applicable to the production of Product or to meet the requirements of any Stock Exchange to which the Parties may be subject, but only to the extent such disclosure is required, and subject to obligations of secrecy wherever possible; and only after the disclosing Party has notified the other Party of such requirement sufficiently in advance to permit said other Party to seek protection of its confidential information; and
5.2.5 can be demonstrated by competent written evidence as having been independently developed by the recipient of the information in question without access to or use or knowledge of the information of the disclosing Party.
5.3 The obligations of both Parties under this Article 5 shall survive the expiration or termination of this Agreement for whatever reason.

Article 6 — Payment
In consideration of the Exclusive Licence granted to SWIND, SWIND shall pay UNILIFE an upfront one time Exclusive Licence fee of ten (10) millions Euros.
SWIND shall pay such amount invoiced on or before the 31st July 2008 via wire transfer to a bank account designated in writing by UNILIFE

Article 7 — Term and termination 7.1 Unless terminated earlier in accordance with the provisions of this Article 7, this

Agreement shall continue in force for a duration of five years from its execution date. Six months prior to its term, the Parties will meet in order to discuss the need for and conditions of a potential renewal of the Agreement; UNILIFE grants SWIND a priority right to such renewal, subject to good faith and successful negotiation of its terms. 7.2 Either Party may terminate this Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:
7.2.1 if the other commits a breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days of the receipt by the other of a notice in writing identifying the breach and requiring its remedy.
7.2.2 if the other is unable to pay its debts or enters into compulsory or voluntary liquidation (other than for the purpose of effecting a reconstruction or amalgamation in such manner that the company resulting from such reconstruction or amalgamation if a different legal entity shall agree to be bound by and assume the obligations of the relevant Party under this Agreement) or compounds with or convenes a meeting of its creditors or has a receiver appointed over all or any part of its assets or takes or suffers any similar action in consequence of a debt, or ceases for any reason to carry on business.
7.2.3 if the Parties, despite negotiations in good faith, are unable to reach a common agreement on the terms and conditions of the Industrialisation Agreement within a period of 12 months from the date of this Agreement.
7.3 Should the Agreement be terminated by SWIND in accordance with Article 7.2.2 prior to its term UNILIFE shall grant SWIND a worldwide, perpetual, royalty-free, sub-licensable, licence on an exclusive basis, of the UNILIFE Intellectual Property in order and solely to develop or have developed, market, have marketed, sell, use, commercialize, or otherwise dispose of and have sold or have otherwise disposed of the Products for use in/sale to the RTFS Market.
7.4 Should this Agreement be terminated pursuant to Article 7.2.3, UNILIFE undertakes to repay the agreed Industrialization costs received from the date of this Agreement until the date of termination. The Parties agree, however, that such repayment will be in the form of an agreed royalty payment on each unit of the Products sold to third parties, for any payment of Industrialization costs received by UNILIFE in excess of 1 500 000,00 Euros, until such amount is repaid.

Article 8: Miscellaneous
8.1 Waivers: A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either Party in enforcing compliance with any term or condition of this Agreement shall not constitute waiver of such term or condition, unless such term or condition is expressly waived in writing.
8.2 Force Majeure: except for the failure to pay any money due under this Agreement, neither Party shall be held in breach of this Agreement by any reason of acts or omissions caused by any act of God or other causes beyond the reasonable control of the affected Party. The affected Party shall use due diligence to remove any such causes and to resume performance under this Agreement as soon as it is reasonably feasible.
8.3 Assignment: This Agreement and the rights and obligations hereunder shall not be assignable by either Party, including as part of a transfer of assets, without the prior written consent of the other Party, provided however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate of such Party. Any permitted assignee shall assume all obligations of its assignor under this-Agreement.
8.4 Each of UNILIFE and SWIND warrants and undertakes that it is able to enter into this Agreement and is not restricted by any provisions of any agreements of any nature which prevent it from carrying out this Agreement fully according to its terms.
8.5 Separate Entities: Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties hereto or constitute or be deemed to constitute either Party as an agent of the other for any purpose whatsoever, and neither Party shall have the authority or power to bind the other Party, or to contract in the name of and create a liability against the other Party in any way or for any purpose, unless explicitly instructed in writing to do so.
8.6 Notices: All notices, reports and other writings which are required to be given or submitted pursuant to this Agreement shall be in writing and delivered personally or sent by international courier service, or by confirmed facsimile transmission, to the addresses set forth below or to such other address as a Party may from time to time notify to the other Party. Any and all notices sent to the other Party in accordance with this Article shall become effective as of receipt thereof by the other Party.
SWIND:
To the attention of the Chief Executive Officer
Sanofi Winthrop Industrie
20, avenue Raymond Aron
92165 Antony
France
Telephone: + 33 1 55 71 71 71
Facsimile:+ 33 1 47 02 50 14
UNILIFE:
Alan Shortall
Unilife Medical Solutions Limited
Level 5, 35 Clarence Street
Sydney, NSW, 2000
Australia
Telephone: +61 2 8346 6500
Facsimile: +61 2 8346 6511
Email: aIan.shortaII@unilife.com.au

8.7 Entire Agreement: This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof, and supersede all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement, including without limitation any representations or warranties made by either Party hereto or its representatives. This Agreement may not be amended or modified except in a writing duly executed by the Parties.
8.8 Governing Law: The Parties hereto agree that this Agreement, including without limitation, all transactions affected hereunder, its validity and enforceability and all relationships between the Parties in this connection shall be construed under and be governed in all respects by the laws of New South Wales, Australia.
8.9 Jurisdiction: The Parties hereby agree that any and all disputes arising out of or in connection with this Agreement shall exclusively submitted to and settled by the courts of New South Wales, Australia and courts of appeal there from and the Parties hereby submit to such exclusive jurisdiction.
IN WITNESS WHEREOF this Agreement has been executed and shall take effect on the date set out above

UNILIFE MEDICAL SOLUTIONS LIMITED	SANOFI WINTHROP INDUSTRIE

/s/ Alan Shortall	/s/ Gilles Lhernould

Date: July 1, 2008	Date:
Name: Alan Shortall	Name : Gilles Lhernould
Title: Director and CEO	Title: President and CEO

/s/ Gérard Touratier

Date: June 30, 2008
Name : Gérard Touratier
Title: CFO